Click Here for Registration Statement

EXHIBIT 23.5
CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in the Registration Statement of Momentum Merger Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of NPS Pharmaceuticals, Inc. and Enzon Pharmaceuticals, Inc., which is part of the Registration Statement, of our opinion dated February 19, 2003 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary of this Joint Proxy Statement/Prospectus—Opinions of Financial Advisors—Opinion of NPS’s Financial Advisor”, “The Mergers—Background of the Mergers,” “The Mergers—NPS’ Reasons for the Transaction and Information and Factors Considered by the NPS Board of Directors” and “The Mergers—Opinion of NPS’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

New York, New York
March 20, 2003